Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statement on Form S-1 No. 333-267951 of our report dated March 29, 2024, of BullFrog AI Holdings, Inc. relating to the audit of the consolidated financial statements as of December 31, 2023 and 2022, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

March 29, 2024